SCHEDULE 14A INFORMATION

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Eli Lilly and Company

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2001 Annual Meeting of Shareholders

Proxy Statement

Eli Lilly and Company

Proxy Statement
2001 Annual Meeting of Shareholders

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285

March 5, 2001

Dear Shareholder:

You are invited to attend our Annual Meeting of Shareholders on Monday, April 16, 2001. The meeting will be held at the Hilbert Circle Theatre, 45 Monument Circle, Indianapolis, Indiana, at 11:00 a.m. (Indianapolis time).

The Notice of Annual Meeting of Shareholders and the Proxy Statement accompanying this letter describe the business we will consider at the meeting. Your vote is very important. I urge you to vote by mail, by telephone, or by the Internet in order to be certain your shares are represented at the meeting even if you plan to attend.

Please note that we have streamlined our procedures for admission to the meeting. The new procedures are described on page 4 of the proxy statement.

I look forward to seeing you at the meeting.

Sidney Taurel
Chairman of the Board, President, and
Chief Executive Officer

Eli Lilly and Company

Notice of Annual Meeting of Shareholders

April 16, 2001

The Annual Meeting of Shareholders of Eli Lilly and Company will be held at the Hilbert Circle Theatre, 45 Monument Circle, Indianapolis, Indiana, on Monday, April 16, 2001, at 11:00 a.m. (Indianapolis time), for the following purposes:

1.	To elect four directors of the Company to serve three-year terms;

2.	To ratify the appointment by the Board of Directors of Ernst & Young LLP as principal independent auditors for the year 2001; and

3.	To consider and vote upon a shareholder proposal requesting the Company to implement a policy of price restraint on prescription drugs and report to shareholders on changes in policies and pricing procedures for prescription drugs.

Shareholders of record at the close of business on February 15, 2001, will be entitled to vote at the meeting and any adjournment of the meeting.

Attendance at the meeting will be limited to shareholders, those holding proxies from shareholders, and invited guests from the media and financial community. A page at the back of this proxy statement contains an admission ticket and parking pass. If you plan to attend the meeting, please clip them and bring them with you.

This Proxy Statement, the proxy, and the Company’s Annual Report to Shareholders are being mailed on or about March 5, 2001.

By order of the Board of Directors,

Alecia A. DeCoudreaux
Secretary

March 5, 2001
Indianapolis, Indiana

General Information

Why did I receive this Proxy Statement?

The Board of Directors of Eli Lilly and Company (“the Company” or “we” or “us”) is soliciting proxies to be voted at the Annual Meeting of Shareholders (“Annual Meeting”) to be held on Monday, April 16, 2001, and at any adjournment of the Annual Meeting. When the Company asks for your proxy, we must provide you a proxy statement that contains certain information specified by law.

What will the shareholders vote on at the Annual Meeting?

Three items:

  Election of directors
  Ratification of the appointment of principal independent auditors
  A proposal by shareholders requesting that we implement a policy of price restraint on prescription drugs and report to shareholders on changes in policies and pricing procedures for prescription drugs.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadlines for shareholder proposals and nominations have already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Who is entitled to vote?

Shareholders as of the close of business on February 15, 2001 (the “Record Date”), may vote at the Annual Meeting. You have one vote for each share of common stock you held on the Record Date, including shares:

  Held directly in your name as the “shareholder of record”
  Held for you in an account with a broker, bank, or other nominee
  Attributed to your account in the Lilly Employee Savings Plan (“Savings Plan”)

What constitutes a quorum?

A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the Annual Meeting. As of the Record Date, 1,125,533,066 shares of Company common stock were issued and outstanding.

How many votes are required for the approval of each item?

The four nominees for director receiving the most votes will be elected. Abstentions and instructions to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as votes “against” a nominee.

All other proposals will be approved if the votes cast for the proposal exceed those cast against the proposal. Abstentions and broker nonvotes (defined below) will not be counted either for or against the proposal.

Broker nonvotes. If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For some proposals such as election of directors and ratification of auditors, the broker may vote your shares at its discretion. But for other proposals, including shareholder proposals, the broker may not vote your shares at all. When that happens, it is called a “broker nonvote.”

How do I vote by proxy?

If you are a shareholder of record, you may vote your proxy by any one of the following methods.

By mail. Sign and date each proxy card you receive and return it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee, or the officer or agent of a corporation or partnership), please indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the stock is held in joint ownership, one owner may sign on behalf of all owners. If you return your signed proxy but do not indicate your voting preferences, we will vote on your behalf FOR the election of the four nominees for director listed below, FOR the ratification of the appointment of the independent auditors, and AGAINST the shareholder proposal on pharmaceutical pricing.

Note that if you previously agreed to receive these materials electronically, you did not receive a proxy card. If you wish to vote by mail, rather than by telephone or internet as discussed below, you may request paper copies of these materials, including a proxy card, by calling (317) 433-5112 or by sending an e-mail message to Annual_Meeting@Lilly.com. Please make sure you tell us the control number from the e-mail message that you received notifying you of the electronic availability of these materials.

By telephone. Shareholders in the United States, Puerto Rico, and Canada may vote by telephone by following the instructions on the enclosed proxy card or, if you received these materials electronically, by following the instructions in the e-mail message that notified you of their availability. Telephone voting is controlled by an individual number printed on your proxy card or included in your e-mail message to ensure that only you can vote your shares. Voting by telephone has the same effect as voting by mail. If you vote by telephone, do not return your proxy card. If you want to vote by telephone, you must do so before 11:59 p.m. (EDT), April 15, 2001.

By Internet. If you prefer, you may vote online at www.proxyvote.com. Follow the instructions on the enclosed proxy card or, if you received these materials electronically, the instructions in the e-mail message that notified you of their availability. Like telephone voting, Internet voting is controlled by an individual number printed on your proxy card or included in your e-mail notice to ensure that only you can vote your shares. Voting by the Internet has the same effect as voting by mail. If you vote by the Internet, do not return your proxy card. If you want to vote by the Internet, you must do so before 11:59 p.m. (EDT), April 15, 2001.

You have the right to revoke your proxy anytime before the meeting by (1) notifying the Company’s Secretary in writing or (2) delivering a later-dated proxy by telephone, by the Internet, or in writing. If you are a shareholder of record, you may also revoke your proxy by voting in person at the meeting.

How do I vote my shares that are held by my broker?

If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that the broker or nominee provides for you. Most brokers offer voting by mail, telephone, and Internet.

How do I vote in person?

If you are a shareholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy card, by telephone, or by Internet even if you plan to attend the meeting.

How do I vote my shares in the Savings Plan?

You may instruct the Plan Trustee on how to vote your shares in the Savings Plan by mail, by telephone, or by the Internet as described above, except that if you vote by mail the card that you use will be a voting instruction card rather than a proxy card.

What happens if I do not vote my Savings Plan shares?

Your shares will be voted by other Plan participants who have elected to have their voting preferences applied proportionally to all shares for which voting instructions are not otherwise received. See the next question for details.

How many shares in the Savings Plan can I vote?

You may vote all the shares allocated to your account on the record date of February 15, 2001. In addition, unless you decline, your vote will also apply to a proportionate number of other shares held in the Plan for which voting directions are not received. These “Undirected Shares” include:

  shares credited to the accounts of participants who do not return their voting instructions (except for a small number of shares from a prior stock ownership plan, which can be voted only on the directions of the participants to whose accounts the shares are credited shares held in the Plan that are not yet credited to individual participants’ accounts.

All participants are “named fiduciaries” under the terms of the Savings Plan and under the Employee Retirement Income Security Act (“ERISA”) for the limited purpose of voting shares credited to their accounts and the portion of Undirected Shares to which their vote applies. Under ERISA, fiduciaries are required to act prudently in making voting decisions.

If you do not want to have your vote applied to the Undirected Shares, you should check the box marked “I decline.” Otherwise, the Trustee will automatically apply your voting preferences to the Undirected Shares proportionally with all other participants who elected to have their votes applied in this manner.

What does it mean if I receive more than one proxy card?

It means that you hold shares in more than one account. To ensure that all your shares are voted, sign and return each card. Alternatively, if you vote by telephone or Internet, you will need to vote once for each proxy card and voting instruction card you receive.

What should I do if I want to attend the Annual Meeting?

All shareholders as of the Record Date may attend by presenting the admission ticket that appears at the end of this proxy statement. Please clip it, fill it out, and bring it with you to the meeting. Present the top half to the usher at the meeting. The bottom half is your pass for free parking. Please place it on the dashboard of your car when you enter the designated lot.

If you have questions about admittance or parking, you may call (317) 433-5112 or send an e-mail message to Annual_Meeting@Lilly.com.

How do I submit a shareholder proposal for the 2002 Annual Meeting?

The Company’s 2002 Annual Meeting is scheduled for April 15, 2002. If a shareholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by November 5, 2001. Proposals should be addressed to the Company’s Secretary, Lilly Corporate Center, Indianapolis, Indiana 46285. In addition, the Company’s By-laws provide that any shareholder wishing to nominate a candidate for director or to propose any other business at the Annual Meeting must give the Company written notice 90 days before the meeting. That notice must provide certain other information as described in the By-laws. Copies of the By-laws are available to shareholders free of charge upon request to the Company’s secretary.

Does the Company offer an opportunity to receive future proxy materials electronically?

Yes. If you are a shareholder of record or a member of the Savings Plan, you may, if you wish, receive future proxy statements and annual reports on line. If you elect this feature, you will receive an e-mail message notifying you when the materials are available, along with a web address for viewing the materials and a control number that you will need for voting by telephone or the Internet. You may sign up for electronic delivery in two ways. First, if you vote online as described above, you may sign up for electronic delivery at that time. Second, you may sign up at any time by visiting http://proxyonline.lilly.com. If you received these materials electronically, you do not need to do anything to continue receiving materials electronically in the future.

If you hold your shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically. Please follow the instructions of your broker.

What are the benefits of electronic delivery?

Electronic delivery, or e-delivery, saves the Company money by reducing printing and mailing costs. It will also make it convenient for you to receive your proxy materials and to vote your shares online.

What are the costs of electronic delivery?

The Company charges nothing for electronic delivery. You may, of course, incur the usual expenses associated with Internet access, such as telephone charges or charges from your Internet service provider.

May I change my mind later?

Yes. You may discontinue electronic delivery at any time. For more information, call (317) 433-5112 or send an e-mail message to Annual_Meeting@Lilly.com.

Board of Directors

Directors’ Biographies

Class of 2001
The following directors’ terms will expire at this year’s Annual Meeting. Each of them has been nominated and is standing for election to serve another term that will expire in 2004. See page 26 of this Proxy Statement for more information.

Steven C. Beering, M.D President Emeritus, Purdue University	Director since 1983 Age 68

Dr. Beering served as President of Purdue University from 1983 until 2000 when he became President Emeritus of the University and Chairman of the Purdue Research Foundation. He served as Dean of the Indiana University School of Medicine and Director of the Indiana University Medical Center from 1974 until 1983. Dr. Beering is a fellow of the American College of Physicians and the Royal Society of Medicine and a member of the National Academy of Sciences Institute of Medicine. He is a director of American United Life Insurance Company, Arvin Industries, Inc., Veridian Corporation, and NiSource, Inc. Dr. Beering is the past national chairman of the Association of American Universities and a trustee of the University of Pittsburgh.

Sir Winfried F. W. Bischoff Chairman, Citigroup Europe	Director since 2000 Age 59

Sir Winfried Bischoff has served as Chairman, Citigroup Europe, since April 2000. From 1995 to 2000, he was Chairman of Schroders, plc. He joined the Schroder Group in 1966 and held a number of positions there, including Chairman of J. Henry Schroder Co. and Group Chief Executive of Schroders, plc. He is a director and Deputy Chairman of Cable and Wireless plc, and a director of The McGraw Hill Companies, Inc., Land Securities plc, and IFIL—Finanziaria di Partecipazioni SPA, Italy. He has been serving under interim election by the Board since September 2000.

Franklyn G. Prendergast, M.D., Ph.D. Edmond and Marion Guggenheim Professor of Biochemistry and Molecular Biology, Mayo Medical School, and Director, Mayo Clinic Cancer Center	Director since 1995 Age 55

Dr. Prendergast is the Edmond and Marion Guggenheim Professor of Biochemistry and Molecular Biology at Mayo Medical School and the Director of the Mayo Clinic Cancer Center. Dr. Prendergast has held several other teaching positions at the Mayo Medical School since 1975. Dr. Prendergast serves on the Board of Trustees of the Mayo Foundation and its Executive Committee.

Kathi P. Seifert Executive Vice President, Kimberly-Clark Corporation	Director since 1995 Age 51

Ms. Seifert is Executive Vice President of Kimberly-Clark Corporation. She joined Kimberly-Clark in 1978 and has served in several capacities in connection with both the domestic and international marketing of consumer products. Ms. Seifert is a director of the Aid Association for Lutherans, Theda Care Health Group, and the Fox Cities Performing Arts Center. She is also a member of the Chancellor’s Advisory Board of the University of Wisconsin—Oshkosh.

Class of 2002
The following directors will continue in office until 2002:

George M. C. Fisher Retired Chairman of the Board and Chief Executive Officer, Eastman Kodak Company	Director since 2000 Age 60

Mr. Fisher served as Chairman of the Board of Eastman Kodak Company from 1993 to December 2000. He also served as Chief Executive Officer of Kodak from 1993 until 1999 and as President from 1993 until 1996. Prior to joining Kodak he was an executive officer of Motorola, Inc., serving as Chairman and Chief Executive Officer from 1990 to October 1993, and Chief Executive Officer from 1988 to 1990. He is a director of AT&T Corporation, Delta Air Lines, Inc., and General Motors Corporation. He is Chairman of the National Academy of Engineering, a member of the President’s Advisory Committee for Trade Policy and Negotiations, and a member of The Business Council. He has been serving under interim election by the Board since September 2000.

Alfred G. Gilman, M.D., Ph.D. Regental Professor and Chairman, Department of Pharmacology, The University of Texas Southwestern Medical Center	Director since 1995 Age 59

Dr. Gilman has served as Professor and Chairman of the Department of Pharmacology at The University of Texas Southwestern Medical Center since 1981. He has held the Raymond and Ellen Willie Distinguished Chair in Molecular Neuropharmacology at the University since 1987 and was named a Regental Professor in 1995. Dr. Gilman was on the faculty of the University of Virginia School of Medicine from 1971 until 1981, where he was named a Professor of Pharmacology in 1977. He is a director of Regeneron Pharmaceuticals, Inc. Dr. Gilman was a recipient of the Nobel Prize in Physiology or Medicine in 1994.

Karen N. Horn, Ph.D. President, Global Private Client Services and Managing Director, Marsh, Inc.	Director since 1987 Age 57

Ms. Horn is President, Global Private Client Services, and Managing Director of Marsh, Inc., a subsidiary of the Marsh & McLennan Companies, Inc. Prior to joining Marsh in 1999, she was Senior Managing Director and Head of International Private Banking at Bankers Trust Company; Chairman of the Board, Bank One, Cleveland, N.A.; President of the Federal Reserve Bank of Cleveland; Treasurer of Bell of Pennsylvania; and Vice President of First National Bank of Boston. Ms. Horn is a director of TRW, Inc. She also serves as director of The U.S. Russia Investment Fund, a Presidential appointment.

August M. Watanabe, M.D. Executive Vice President, Science and Technology	Director since 1994 Age 59

Dr. Watanabe has served as Executive Vice President, Science and Technology, since 1996. Prior to joining the Company, he was on the faculty of the Indiana University School of Medicine from 1972 to 1990, serving as Professor and Chairman of the Department of Medicine between 1983 and 1990. He joined the Company in 1990 as Vice President of Lilly Research Laboratories and was named Group Vice President of Lilly Research Laboratories in 1992. He was appointed a Vice President of the Company in 1994.

Class of 2003
The following directors will continue in office until 2003:

Charles E. Golden Executive Vice President and Chief Financial Officer	Director since 1996 Age 54

Mr. Golden joined the Company as Executive Vice President and Chief Financial Officer in 1996. Prior to joining the Company, he served as Vice President of General Motors Corporation (“GM”), and Chairman and Managing Director of Vauxhall Motors Limited, a subsidiary of GM in the United Kingdom, from 1993 to 1996. Mr. Golden joined GM in 1970 and held a number of executive positions in that company’s domestic and international operations. Mr. Golden is a director of Clarian Health Partners, a trustee of the Indianapolis Museum of Art, and a member of the U.S. advisory board of INSEAD and the National Advisory Board of Chase Manhattan Corporation.

Kenneth L. Lay, Ph.D. Chairman of the Board, Enron Corp.	Director since 1993 Age 58

Mr. Lay has served Enron Corp. as Chairman of the Board since 1986. He was also Chief Executive Officer from 1985 until his retirement in February 2001. He joined Enron as President and Chief Operating Officer in 1985. Prior to joining Enron, he served as Chairman and Chief Executive Officer of Houston Natural Gas and as President, Chief Operating Officer, and a director of Transco Energy Company. In addition to Enron Corp., Mr. Lay is a director of Compaq Computer Corporation, Trust Company of the West, EOTT Energy Corp., Azurix Corp., i2 Technologies, Inc., Questia Media, Inc., and TNPC, Inc.

Sidney Taurel Chairman of the Board, President, and Chief Executive Officer	Director since 1991 Age 52

Mr. Taurel has been the Company’s President since February 1996, Chief Executive Officer since July 1998, and Chairman of the Board since January 1999. He joined the Company in 1971 and has held management positions in the Company’s operations in Brazil and Europe. Mr. Taurel served as President of Eli Lilly International Corporation from 1986 until 1991, as Executive Vice President of the Pharmaceutical Division from 1991 until 1993, as Executive Vice President of the Company from 1993 until 1996, and as President and Chief Operating Officer of the Company from 1996 until July 1998. He is a director of IBM Corporation and The McGraw-Hill Companies, Inc., a member of the Board of Overseers of the Columbia Business School, and a trustee of the Indianapolis Museum of Art.

Alva O. Way Chairman of the Board, IBJ Whitehall Bank & Trust Company	Director since 1980 Age 71

Mr. Way became Chairman of the Board of IBJ Whitehall Bank & Trust Company in 1986. He also serves as a director of and consultant to Schroders, plc., London, and related companies. Mr. Way previously served as President of both The Travelers Corporation and American Express Company and served in executive positions at General Electric Company. He is a director of Gould, Inc., and Ryder System, Inc. Mr. Way also serves as a member of the Board of Fellows and Chancellor Emeritus of Brown University.

Highlights of the Company’s Corporate Governance Guidelines

The Board of Directors has established a set of guidelines that it follows in matters of corporate governance. The following summary highlights those guidelines.

I. Role of the Board

The directors are elected by the shareholders to oversee the actions and results of the Company’s management. Their responsibilities include:

  Providing general oversight of the business
  Approving corporate strategy and major management initiatives
  Providing oversight of legal and ethical conduct
  Nominating, compensating, and evaluating directors
  Selecting, compensating, and, when necessary, replacing the chief executive officer and other senior executives
  Evaluating Board processes and performance

II. Independence of Directors

Mix of Independent Directors and Officer-Directors
There should always be a substantial majority of independent, nonemployee directors. The chief executive officer should be a Board member. Other officers may from time to time be Board members, but no officer other than the chief executive officer should expect to be elected to the Board by virtue of his or her office.

Criteria for Qualifications as Independent Director
A director is considered independent if he or she is not an employee or former employee of the Company, has no material personal connection with the Company as a substantial supplier of or customer for goods or services, and does not obtain compensation from the Company other than directors’ compensation and dividends. Members of the Audit and Compensation Committees must also meet the applicable independence tests of the New York Stock Exchange, Securities and Exchange Commission, and Internal Revenue Code.

Conflicts of Interest
Occasionally a director’s business or personal relationships may give rise to a material interest that conflicts, or appears to conflict, with the interests of the Company. The Board, after consultation with counsel, takes appropriate steps to ensure that all directors voting on an issue are disinterested. In appropriate cases, the affected director will be excused from discussions on the issue.

To avoid any appearance of a conflict, Board decisions on certain matters of corporate governance are made solely by the independent directors. These include executive compensation and the selection, evaluation, and removal of the chief executive officer.

III. Composition of the Board

Criteria for Selection
The Board seeks directors with a diverse mix of backgrounds, experiences, geography, gender, and ethnicity, including individuals with these backgrounds:

  Active or retired chief executive officers and senior executives
  International business
  Medicine and science
  Information technology
  Finance
  Marketing and sales

Director Tenure
Subject to the Company’s charter documents, the governance guidelines establish the following expectations for director tenure:

  Nonemployee directors will resign from the Board effective at the annual meeting of shareholders following their seventy-second birthday.
  Employee directors will resign from the Board when they retire or otherwise cease to be active employees of the Company.
  A nonemployee director who retires or changes principal job responsibilities will offer to resign from the Board. The Directors and Corporate Governance Committee will assess the situation and recommend to the Board whether to accept the resignation.

There are no term limits for directors. As noted below, the Directors and Corporate Governance Committee periodically assesses director contributions when considering whether to renominate a director.

IV. Director Compensation and Equity Ownership

The Directors and Corporate Governance Committee annually reviews Board compensation. Any recommendations for changes are made to the full Board by the chief executive officer following a review of the recommendations by the Committee.

Directors should hold meaningful equity ownership positions in the Company; accordingly, a significant portion of overall director compensation is in the form of Company equity.

V. Responsibilities and Functioning of the Board

Selection of Chairman and Chief Executive Officer; Succession Planning
The Board customarily combines the roles of chairman and chief executive officer, believing this generally provides the most efficient and effective leadership model. The Board recognizes that, in certain occasional circumstances, such as leadership transition, it may be desirable to assign these roles to two different persons for a relatively short period of time.

The chair of the Compensation Committee recommends to the Board an appropriate process by which a new chief executive officer will be selected, depending on the circumstances at the time.

The chief executive officer develops and maintains a process for advising the Board on succession planning for the chief executive officer and other key leadership positions. He or she reviews this plan annually with the nonemployee directors, who are responsible for overseeing succession planning.

Evaluation of Chief Executive Officer
The chair of the Compensation Committee leads the nonemployee directors annually in assessing the performance of the chief executive officer. The results of this review are discussed with the chief executive officer and used by the Compensation Committee in establishing his or her compensation for the next year.

Assessment of Board Processes and Performance
The Directors and Corporate Governance Committee periodically assesses the performance of the Board, its committees, and Board processes. The Committee also considers the contributions of individual directors at least every three years when considering whether to recommend nominating the director to a new three-year term.

Corporate Strategy
Once each year, the Board, together with senior management, devotes an extended meeting to discussing and providing direction for the corporate strategic plan. Throughout the year, significant corporate strategy decisions are brought to the Board for approval.

Executive Session of Directors
At least twice a year, the nonemployee directors meet in executive session with the chief executive officer. In addition, the nonemployee directors meet alone at least once a year to review the chief executive officer’s performance and at other times as they see fit.

Lead Director
The Board does not believe it is necessary to formally designate a lead director. The chair of the Compensation Committee leads the process for selecting and evaluating the chief executive officer. When nonemployee directors meet for other purposes without the chairman, they may designate a director to chair the meeting whenever they believe that would be useful.

VI. Board Committees

Number, Structure, and Independence
The duties and membership of the six Board-appointed committees are described below. Only non-employee directors may serve on the Audit and Compensation Committees. All other committees must have a majority of nonemployee directors, and only nonemployee directors may chair any committee.

Committee membership and selection of committee chairs are determined by the Directors and Corporate Governance Committee after consulting the chairman of the board and after considering the desires of the Board members.

Functioning of Committees
Each committee’s charter is determined and reviewed periodically by the Board. The Board may form new committees or disband a current committee (except the Audit and Compensation Committees) as appropriate. The chair of the committee determines the frequency, length, and agenda of committee meetings.

Committees of the Board of Directors
The Board establishes committees under the corporate governance guidelines as discussed above. The current committees and their functions are shown below.

Audit Committee

The duties of the Audit Committee are described in the Audit Committee Report found on page 13 of this Proxy Statement and the Audit Committee Charter found in the Appendix. All current members of the Audit Committee are independent as defined in the rules of the New York Stock Exchange.

Compensation Committee

  Establishes executive officers’ compensation
  Administers Deferred Compensation Plan, certain stock plans, and EVA®* Bonus Plan

The Compensation Committee Report is shown on pages 15-17 of this Proxy Statement.

* EVA® is a registered trademark of Stern Stewart & Co.

Finance Committee

  Reviews current and long-range financial strategy and planning, including dividends, share repurchases, complex business transactions, and borrowings

Public Policy Committee

  Reviews policies, practices, and procedures relating to public policy and social, political, and economic issues affecting the Company

Science and Technology Committee

  Reviews and makes recommendations regarding the Company’s strategic research goals and objectives
  Reviews new developments, technologies, and trends in pharmaceutical research and development

Directors and Corporate Governance Committee

  Recommends candidates for membership on the Board and Board committees
  Considers candidates for the Board recommended by shareholders
  Oversees matters of corporate governance, including board performance
  Reviews and recommends compensation of nonemployee directors

This Committee will consider a candidate for director proposed by a shareholder. A candidate must be highly qualified and be both willing and expressly interested in serving on the Board. (See page 9 for selection criteria.) A shareholder wishing to propose a candidate for the Committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to the Company’s Secretary.

Membership and Meetings of the Board and its Committees

In 2000, each director attended more than 75 percent of the total number of meetings of the Board and the committees on which he or she serves. Committee membership and the number of meetings of the full Board and each committee are shown in the table below.

	Board	Audit	Compensation	Directors and	Finance	Public	Science and
				Corporate		Policy	Technology
Governance

Dr. Beering	Member		Chair	Member			Member

Mr. Bischoff	Member	Member				Member

Mr. Fisher	Member		Member				Member

Dr. Gilman	Member					Member	Member

Mr. Golden	Member				Member

Ms. Horn	Member		Member	Chair	Member

Mr. Lay	Member		Member	Member	Chair

Dr. Prendergast	Member	Member				Member	Chair

Ms. Seifert	Member	Member			Member	Chair

Mr. Taurel	Chair

Dr. Watanabe	Member						Member

Mr. Way	Member	Chair	Member	Member

Number of 2000 Meetings	7	5	2	5	2	2	2

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the audited financial statements with management and the independent auditors.

The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). In addition, the Committee has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with the independent auditors the auditors’ independence from the Company and its management. In concluding that the auditors are independent, the Committee considered, among other factors, whether the nonaudit services provided by Ernst & Young (as described below) were compatible with their independence.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Committee and the Board have also appointed the Company’s independent auditors, subject to shareholder ratification.

Audit Committee

Alva O. Way, Chair
Winfried F. W. Bischoff
Franklyn G. Prendergast, M.D., Ph.D.
Kathi P. Seifert

Ernst & Young Fees

For services rendered on a worldwide basis in 2000 by Ernst & Young LLP, our principal independent auditors, we incurred the following fees:

  Audit Fees (for the audit of the 2000 financial statements) - $3.2 million.
  Financial Information Systems Design and Implementation Fees (representing fees, primarily for a single worldwide systems integration project, billed by the Ernst & Young consulting division prior to its sale on May 27, 2000, to Cap Gemini, a separate French public company) - $23.3 million.
  All Other Fees (consisting primarily of tax services) - $5.6 million.

Directors’ Compensation

Directors who are employees receive no additional compensation for serving on the Board or its committees.

We provide the following annual compensation to directors who are not employees:

Cash compensation

  Retainer of $3,750 per month
  $1,600 for each Board meeting attended
  $1,600 for each Committee or other meeting attended if not held on the same day as a Board meeting
  Reimbursement for customary and usual travel expenses

Stock Compensation

  700 shares of Lilly stock in a Deferred Stock Account in the Lilly Directors’ Deferral Plan (as described below), payable after service on the Board has ended.
  Stock options under the 1998 Lilly Stock Plan for 2,800 shares of Lilly stock. The option price is the fair market value at the time of grant. The options are exercisable after 3 years and expire after 10 years.

Lilly Directors’ Deferral Plan

This plan allows directors to defer receipt of all or part of their retainer and meeting fees until after their service on the Board has ended. The director can choose to invest the funds into either of two accounts:

  Deferred Compensation Account. Funds in this account earn interest at 2 percent above the prime interest rate annually. The interest rate is adjusted each December. The aggregate amount of interest that accrued in 2000 for the participating directors was $151,654.
  Deferred Stock Account. This account allows the director, in effect, to invest his or her deferred cash compensation in Lilly stock. In addition, the annual award of 700 shares to each director noted above is credited to this account. Funds in this account are credited as hypothetical shares of Lilly stock based on the market price of the stock at the time the compensation would otherwise have been earned. Hypothetical dividends are “reinvested” into additional shares based on the market price of the stock on the date dividends are paid. All shares in the Deferred Stock Accounts are hypothetical and are not issued or transferred until the director ends his or her service on the Board or dies.

A director may select a payment election for receiving deferred compensation prior to each calendar year or within 30 days after becoming a director. Both accounts may be paid in a lump sum or in annual installments for up to 10 years. The Deferred Compensation Account may also be paid in monthly installments for up to 10 years. Amounts in the Deferred Stock Account are paid in the form of shares of Lilly stock.

Executive Compensation

This section contains information on various aspects of the compensation of the Company’s executives. In particular, it contains information regarding the cash and equity compensation of Mr. Taurel and the four most highly compensated executive officers other than Mr. Taurel who were serving as executive officers as of December 31, 2000 (the “Named Executive Officers”).

Compensation Committee Report

The following is a report of the Compensation Committee of the Board of Directors regarding executive compensation. The Committee’s membership and duties are described on pages 11-12.

Executive Compensation Policy

Philosophy. The Compensation Committee bases its executive compensation policy on the same principles that guide the Company in establishing all its compensation programs. We design programs to attract, retain, and motivate highly talented individuals at all levels of the organization while balancing the interests of shareholders. In particular:

  We base compensation on the level of job responsibility, individual performance, and Company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay is linked to Company performance.
  We reflect in our compensation the value of the job in the marketplace. To attract and retain a highly skilled work force, Lilly must remain competitive with the pay of other premier employers who compete with us for talent.
  To assure our employees’ interests are aligned with those of our shareholders, we provide employees worldwide at all levels of the organization the opportunity for equity ownership. As employees progress within the organization, an increasing portion of their total pay is equity-based.
  We develop and administer our compensation programs to foster the long-term focus required for success in our industry.

The program consists of both annual and long-term components, which are considered together in assessing whether the program is attaining its objectives.

Methodology. We consider various measures of Company performance, including sales, earnings, total market value, total shareholder return, and Economic Value Added (“EVA”). These data assist us in exercising judgment in establishing total compensation ranges. We do not assign these performance measures relative weights. Instead, we make a subjective determination after considering all such measures collectively.

We also compare, or benchmark, our programs with other global pharmaceutical companies of comparable size and stature to the Company. For this benchmarking, we use the “Peer Group” identified on page 23. We compare the executive compensation programs as a whole, and we also compare the pay of individual executives if we believe the jobs are sufficiently similar to make the comparison meaningful.

We use the Peer Group data primarily to ensure that the executive compensation program as a whole is within the broad middle range of comparative pay of the Peer Group companies when the Company achieves the targeted performance levels. We do not target a specific position in the range of comparative data for each individual or for each component of compensation. We establish individual amounts in view of the compara-

tive data and such other factors as level of responsibility, prior experience, and our subjective judgment as to individual contribution. We do not apply formulas or assign these factors specific mathematical weights; instead, we exercise judgment and discretion.

The Company also retains independent compensation and benefits consultants to assist us in evaluating executive compensation programs. The use of independent consultants provides additional assurance that our programs are reasonable and consistent with the Company’s objectives.

Components of Executive Compensation

Annual Compensation. Annual cash compensation for 2000 consisted of base salary and a cash bonus under the EVA Bonus Plan (“EVA Plan”).

  We determine base salaries based on Company and individual performance for the previous year, internal relativity, and market conditions, including pay at the Peer Group companies. As noted above, we use the Peer Group and other market data to test for reasonableness and competitiveness of base salaries but we also exercise subjective judgment in view of our compensation objectives.

  Cash bonuses for management are paid under the EVA Plan, a formula-based plan based on the concept of Economic Value Added. In basic terms, EVA is after-tax operating profit less the annual total cost of capital. Under the EVA Plan, the size of bonuses varies directly with the amount by which after-tax operating profit exceeds the cost of capital. Thus, the EVA Plan rewards leaders who increase shareholder value by most effectively deploying the capital contributed by the shareholders. The EVA Plan places bonuses “at risk” in that if the Company fails to achieve the target EVA, the bonuses earned can be reduced or even be negative, resulting in no bonus for the current year and a reduction of future years’ bonuses. We determine the participants and set the target bonus levels before the beginning of the year. As to the executive officers, our objective is to set target bonuses such that total annual cash compensation is within the broad middle range of Peer Group companies, and a substantial proportion of that compensation is linked to Company performance.

Long-Term Incentives. We employ two forms of long-term equity incentives granted under the 1998 Lilly Stock Plan: stock options and performance awards. These incentives foster the long-term focus necessary for continued success in our business. They also ensure that our leaders are properly focused on shareholder value. Stock options and performance awards have traditionally been granted broadly and deeply within the organization, with approximately 3,000 management and professional employees now participating.

  Stock options align employee incentives with shareholders because options have value only if the stock price increases over time. Lilly’s 10-year options, granted at the market price on the date of grant, ensure that employees are oriented to growth over the long term. In addition, options help retain key employees because they cannot be exercised for three years and, if not exercised, are forfeited if the employee leaves Lilly before retirement.

  Performance awards provide employees shares of Lilly stock if certain Company performance goals are achieved. The awards, granted annually, are structured as a schedule of shares of Lilly stock based on the Company’s achievement of specific cumulative earnings-per-share(“EPS”) levels over a two-year award period.
We granted stock options and performance awards to executive officers in 2000. The size of the grants was determined based on the recipient’s level of responsibility. We also considered the size of grants to individuals in previous years, internal relativity, and comparisons to Peer Group companies.

Adjustments for Extraordinary Events. As in the past, we adjusted the financial results on which incentive awards were determined to eliminate the effect of certain accounting adjustments and other extraordinary one-time items. The adjustments ensure that award payments reflect ongoing operating results and are not artificially inflated or deflated due to unusual, one-time events. For example, we made adjustments to eliminate the one-time effect during the award period of gains on major asset sales and charges for major asset impairments. We also adjusted the reported sales and earnings in both 1999 and 2000 to eliminate the effect of unusual stockpiling of pharmaceuticals by customers in late 1999 in preparation for the Year 2000 computer rollover. Thus, for 1999 we eliminated an artificial positive effect and for 2000 we eliminated an artificial negative effect.

Deductibility Cap on Executive Compensation. Under U.S. federal income tax law, the Company cannot take a tax deduction for certain compensation paid in excess of $1 million to the five executive officers listed below. However, “performance-based compensation,” as defined in the tax law, is fully deductible if the programs are approved by shareholders and meet other requirements. Our policy is to qualify our incentive compensation programs for full corporate deductibility whenever feasible and consistent with our overall compensation goals. The Company has taken steps to qualify compensation under the EVA Plan as well as stock options and performance awards under the 1998 Lilly Stock Plan for full deductibility as “performance-based compensation.”

Chief Executive Officer Compensation

The compensation of Mr. Taurel for 2000 consisted of the same elements as the other senior executives -- base salary, EVA bonus, stock options, and performance awards. In establishing Mr. Taurel’s compensation, we applied the principles outlined above in the same manner as they were applied to the other executives. We compared Company performance with that of the Peer Group companies, including EVA and total shareholder return. We did not assign these performance measures relative weights but rather made a subjective determination after considering the data collectively.

In late 1999, we reviewed Mr. Taurel’s cash compensation and determined it was appropriate to strengthen the link between Mr. Taurel’s interests and the shareholders by weighting his overall cash compensation more heavily toward “pay at risk” in the form of EVA bonus. Accordingly, we increased Mr. Taurel’s target EVA bonus for 2000 while maintaining his base salary for 2000 at the same level as 1999.

In 2000, we granted Mr. Taurel stock options for 350,000 shares. The options vest in three years and expire after ten years. We also granted a performance award to Mr. Taurel to be earned over the two-year award period 2001-2002. If earnings-per-share targets are achieved, Mr. Taurel will receive 28,000 shares (before taxes) in 2003. Both grants were the same size as the previous year. In determining the size of these grants, we took into consideration internal relativity, Peer Group data, and the size of grants previously made to Mr. Taurel.

Compensation Committee

Steven C. Beering, M.D., Chair
George M.C. Fisher
Karen N. Horn, Ph.D.
Kenneth L. Lay, Ph.D.
Alva O. Way

Summary Compensation Table

						Long-Term Compensation (1)
Name and
Principal Position	Year	Annual Compensation				Awards			Payouts

		Salary ($)	Bonus(2)($)	Other Annual Compen- sation ($)		Restricted Stock Awards ($)		Number of Securities Underlying Options Granted	Long-Term Incentive Plan Payout ($)		All Other Compensation ($)

													Sidney Taurel	2000	1,300,000	1,487,294	171,492	350,000	3,054,879	(3)	78,005	(4)
													Chairman of the Board,	1999	1,300,000	1,372,887	188,134	350,000	2,581,625		78,005
													President, and	1998	1,016,690	2,803,560	144,278	290,000	1,962,000		61,001
Chief Executive Officer

August M. Watanabe, M.D.	2000	759,540	592,442	29,183				120,000	981,750	(3)	45,572	(4)
Executive Vice President,	1999	709,500	510,840	32,566				120,000	1,222,875		42,570
Science and Technology	1998	663,000	1,409,464	24,353				80,000	1,553,250		39,780

Charles E. Golden	2000	759,540	592,442	38,839				120,000	981,750	(3)	45,572	(4)
Executive Vice President	1999	709,500	510,840	29,368				120,000	1,222,875		42,570
and Chief Financial Officer	1998	663,000	1,409,464	14,667				80,000	1,553,250		39,780

Gerhard N. Mayr	2000	711,180	554,710	174,770				120,000	756,766	(3)	42,671	(4)
Executive Vice President,	1999	486,750	293,512	1,919,329	(5)	871,813	(6)	120,000	380,450		28,805
Pharmaceutical Operations	1998	400,500	600,830	424,374	(7)			25,000	1,013,700		24,030

Pedro P. Granadillo	2000	600,120	436,889	78,253				100,000	796,854	(3)	36,007	(4)
Senior Vice President,	1999	550,080	369,658	62,718				100,000	760,900		33,005
Human Resources and	1998	469,190	959,275	30,192				65,000	1,144,500		28,151
Manufacturing

(1)	The Company’s stock plans do not provide for stock appreciation rights. Accordingly, none were granted during the years indicated.
(2)	Represents amounts credited under the EVA Plan to the individual’s “bonus bank” for the year indicated (the “Declared Bonus”) based on the Company’s actual EVA performance for the year. Early in the following year, the individual will be paid from the bonus bank, to the extent funds are available, up to the target bonus amount that was established at the beginning of the year plus one-third of any excess amount in the bonus bank. Any positive or negative balances remaining in the “bonus bank” after payment will be carried over to later years to either add to or subtract from future years’ bonuses. Thus, actual payments with respect to a year may be more or less than the Declared Bonus. In previous proxy statements, the amounts shown in this table were the amounts actually paid out with respect to the year (including any carryover amounts from previous years) rather than the Declared Bonus for the year. Under the prior method of disclosure, the following amounts would have been reported for 2000: Mr. Taurel, $1,758,016; Dr. Watanabe, $746,848; Mr. Golden, $739,178; Mr. Mayr, $611,530; and Mr. Granadillo, $537,743. The disclosure method was changed so that the individual’s bonus more directly reflects the Company’s performance in the stated year.

(3)	Amounts paid in Lilly stock (except for amounts paid in cash to satisfy tax withholding requirements) in February 2001 under the performance award program for the period January 1, 1999, through December 31, 2000.

(4)	Company contribution to the named individual’s account in the Savings Plan.
(5)	Consists primarily of reimbursement of tax payments required by the United Kingdom related to Mr. Mayr’s stock option exercises and compensation associated with his assignment as an expatriate in the United Kingdom. Also includes $165,000 for expenses and allocations related to his relocation from the United Kingdom to the United States and $109,091 for living costs associated with his assignment as an expatriate.

(6)	Dividends are paid on this restricted stock. Mr. Mayr has 13,000 shares of restricted stock, valued at $1,209,813 as of December 31, 2000.
(7)	Consists primarily of reimbursement of tax payments required by the United Kingdom related to Mr. Mayr’s compensation associated with his assignment as an expatriate in the United Kingdom. Also includes $137,835 for living costs associated with his assignment as an expatriate.

Option Shares Granted in the Last Fiscal Year (1)

		Individual Grants

	Number of	% of Total Option
	Securities	Shares Granted	Exercise or			Grant Date
	Underlying	to Employees in	Base Price	Expiration		Present
Name	Options Granted	Fiscal Year(2)	Per Share(3)	Date		Value (5)

Sidney Taurel	350,000	25.5	$88.405	12/17/10	(4)	$10,349,500

August M. Watanabe, M.D.	120,000	8.8	$88.405	12/17/10	(4)	$3,548,400

Charles E. Golden	120,000	8.8	$88.405	12/17/10	(4)	$3,548,400

Gerhard N. Mayr	120,000	8.8	$88.405	12/17/10	(4)	$3,548,400

Pedro P. Granadillo	100,000	7.3	$88.405	12/17/10	(4)	$2,957,000

(1)	The Company’s stock plans do not provide for stock appreciation rights. Accordingly, none were granted in 2000.
(2)	In 2000 the timing of stock option grants was changed to more closely match the timing of the various annual performance appraisal processes. As a result, the annual broad-based management grant was made in February 2001 and fewer stock options were granted in 2000 than in previous years.

(3)	Options are granted at the market price of Company common stock on the date of grant.
(4)	These options will become exercisable December 18, 2003.
(5)	These values were established using the Black-Scholes stock option valuation model. Assumptions used to calculate the grant date present value of option shares granted during 2000 were in accordance with SFAS 123, as follows:

(a)	Expected Volatility—The standard deviation of the continuously compounded rates of return calculated on the average daily stock price over a period of time immediately preceding the grant and equal in length to the expected life. The volatility was 32.7 percent.

(b)	Risk-Free Interest Rate—The rate available at the time the grant was made on zero-coupon U.S. Government issues with a remaining term equal to the expected life. The risk-free interest rate was 5.02 percent.

(c)	Dividend Yield—The expected dividend yield was 2.26 percent based on the historical dividend yield over a period of time immediately preceding the grant date equal in length to the expected life of the grant.

(d) Expected Life—The expected life of the grant was seven years, calculated based on the historical expected life of previous grants.
(e) Forfeiture Rate—Under SFAS 123, forfeitures may be estimated or assumed to be zero. The forfeiture rate was assumed to be zero, based on the immateriality of actual calculated forfeiture rates.

Aggregate Option Shares Exercised in Last Fiscal Year
and Fiscal Year-End Option Values (1)

Name	Number of Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised, In-the-Money Options at Fiscal Year-End(2)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Sidney Taurel	137,416	$12,697,033	735,000	990,000	$45,834,900	$17,067,888

August M. Watanabe, M.D.	—0—	—0—	217,120	320,000	$11,917,637	$5,263,096

Charles E. Golden	—0—	—0—	260,000	320,000	$13,973,000	$5,263,096

Gerhard N. Mayr	—0—	—0—	209,684	265,000	$14,722,588	$4,230,268

Pedro P. Granadillo	—0—	—0—	334,558	265,000	$22,968,689	$4,354,616

(1)	The Company’s stock plans do not provide for stock appreciation rights. Accordingly, no stock appreciation rights were exercised during 2000 and none were outstanding on December 31, 2000.

(2)	Represents the amount by which the market price of Lilly stock exceeded the exercise prices of unexercised options held by the named individuals on December 31, 2000.

Long-Term Incentive Plan Awards in Last Fiscal Year

Name	Number of Shares Awarded(1)	Performance Period Until Payout	Estimated Future Payments Under Non-Stock-Price-Based Plans(2)

			Threshold # Shares	Target # Shares	Maximum # Shares

Sidney Taurel	28,000	2 years	18,760	28,000	56,000

August M. Watanabe, M.D.	9,000	2 years	6,000	9,000	18,000

Charles E. Golden	9,000	2 years	6,000	9,000	18,000

Gerhard N. Mayr	9,000	2 years	6,000	9,000	18,000

Pedro P. Granadillo	7,300	2 years	4,870	7,300	14,600

(1)	Performance awards granted under the 1998 Lilly Stock Plan (see the Compensation Committee Report for fuller description). The number of shares represents the targeted award amount payable in the year 2003 if earned for the fiscal years 2001-2002 award period.

(2)	Payouts are determined by the aggregate earnings per share (“EPS”) level for the two-year award period. The target amount will be paid if 100 percent of the targeted EPS is achieved; the threshold amount will be paid if at least 97.3 percent of the targeted EPS is achieved; and the maximum amount will be paid if 108.1 percent or more of the targeted EPS is achieved. No payment will be made unless at least 97.3 percent of the targeted EPS level is achieved.

Retirement Plan

Pension Plan Table

Average Annual
Earnings (Highest
5 of Last 10 Years)				Years of Service

	15	20	25	30	35	40	45

$500,000	$101,880	$135,830	$169,790	$203,750	$237,710	$237,710	$243,300

1,000,000	207,205	276,265	345,335	414,395	483,470	483,470	486,610

1,500,000	312,530	416,690	520,870	625,045	729,215	729,215	729,910

2,000,000	417,850	557,125	696,420	835,705	974,975	974,975	974,975

2,500,000	523,175	697,560	871,955	1,046,340	1,220,735	1,220,735	1,220,735

3,000,000	628,500	837,995	1,047,505	1,257,000	1,466,495	1,466,495	1,466,495

3,500,000	733,825	978,430	1,223,040	1,467,660	1,712,255	1,712,255	1,712,255

4,000,000	839,150	1,118,855	1,398,590	1,678,295	1,958,015	1,958,015	1,958,015

4,500,000	944,485	1,259,290	1,574,125	1,889,945	2,203,775	2,203,775	2,203,775

The Named Executive Officers will, upon retirement, be eligible for benefits under The Lilly Retirement Plan (“Retirement Plan”). The above table sets forth a range of annual retirement benefits for various levels of average annual earnings and years of service, assuming the employee retires at age 65 with a 50 percent survivor income benefit. The Retirement Plan benefits shown in the table are generally paid as a monthly annuity for the life of the retiree. The amounts shown in the table are not subject to reduction for social security benefits or any other offset amounts, except that the ultimate pension benefits for Mr. Golden will be reduced by the amount of the pension payments he receives from his previous employer. For the purpose of determining the annual benefit from the Pension Plan Table, one calculates the average of the annual earnings for the highest 5 out of the last 10 years of service (“Average Annual Earnings”). Annual earnings covered by the Retirement Plan consist of Salary, Bonus, and Long-Term Incentive Plan Payouts as set forth in the Summary Compensation Table on page 18, but calculated for the amount of Bonus paid (rather than credited) and for the year in which earnings are paid (rather than earned or credited). For purposes of determining benefits under the Retirement Plan, Mr. Taurel is currently credited with 29 years of service, and his current Average Annual Earnings are $3,714,210. Dr. Watanabe is credited with 19 years, and his current Average Annual Earnings are $2,389,748. Mr. Golden is credited with 31 years, and his current Average Annual Earnings are $2,068,858. Mr. Mayr is credited with 32 years, and his current Average Annual Earnings are $1,367,888. Mr. Granadillo is credited with 31 years, and his current Average Annual Earnings are $1,682,475.

Section 415 of the Internal Revenue Code (“Code”) generally places a limit of $140,000 on the amount of annual pension benefits that may be paid at age 65 from a plan such as the Retirement Plan. Under an unfunded plan adopted in 1975, however, the Company will make payments as permitted by the Code to any employee who is a participant in the Retirement Plan in an amount equal to the difference, if any, between the benefits that would have been payable under the plan without regard to the limitations imposed by the Code and the actual benefits payable under the plan as so limited.

Change-in-Control Severance Pay Arrangements

The Company has adopted a change-in-control severance pay program (“Program”) covering most employees of the Company and its subsidiaries, including the Company’s executive officers. In general, the Program would provide severance payments and benefits to eligible employees and executive officers in the event their employment is terminated under certain circumstances within fixed periods of time following a change in control. A change in control would occur if 15 percent or more of the Company’s voting stock were acquired by an entity other than the Company, a subsidiary, an employee benefit plan of the Company, or Lilly Endowment, Inc. There are additional conditions that could result in a change-in-control event. The Program may not be amended by the Board, whether prior to or following a change in control, in any manner adverse to a participant without his or her prior written consent.

Under the portion of the Program covering the Named Executive Officers, each would be entitled to severance payments and benefits in the event that his or her employment is terminated following a change in control (i) without “cause” by the Company; (ii) for “good reason” by the executive officer, each as is defined in the Program; or (iii) for a limited period of time, for any reason by the executive officer. In such case, the executive officer would be entitled to a severance payment equal to three times his or her current annual cash compensation. Additional benefits would include a pension supplement and full and immediate vesting of all stock options and other equity incentives. In the event that any payments made in connection with the change in control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code as a result of the aggregate compensation payments and benefits made to the individual, under the Program or otherwise, the Company would cover the cost of the excise tax.

Performance Graph

This graph compares the return on Lilly stock with that of the Standard & Poor’s 500 Stock Index and our Peer Group* for the years 1996 through 2000. The graph assumes that on December 31, 1995, a person invested $100 each in Lilly stock, the S&P 500 Stock Index, and the Peer Group’s common stock. The graph measures total shareholder return, which takes into account both stock price and dividends. It assumes that dividends paid by a company are reinvested into that company’s stock.

			Fiscal Years Ended December 31
	1995	1996	1997	1998	1999	2000

Lilly	$100.00	$132.46	$256.10	$330.58	$250.58	$355.16

S&P 500	100.00	122.90	163.85	210.58	254.83	230.68

Peer Group	100.00	127.71	190.73	280.11	245.10	313.82

*	We constructed the Peer Group as the industry index for this graph. It comprises the 10 companies in the pharmaceutical industry that we use to benchmark compensation of executive officers. The companies are Abbott Laboratories; American Home Products Corporation; Bristol-Myers Squibb Company; Glaxo Holdings plc; Johnson & Johnson; Merck & Co.; Pfizer, Inc. (including the results of Warner Lambert Company up to the time of its merger with Pfizer); Pharmacia & Upjohn, Inc.; Schering-Plough Corporation; and SmithKline Beecham plc.

Ownership of Company Stock

Common Stock Ownership by Directors and Executive Officers

The following table sets forth the number of shares of Company common stock beneficially owned by the directors, the Named Executive Officers, and all directors and executive officers as a group, as of February 2, 2001.

Name of Individual or Identity of Group	Shares Owned Beneficially (1)

Steven C. Beering, M.D.	23,334

Winfried F. W. Bischoff	2,700

George M. C. Fisher	6,032

Alfred G. Gilman, M.D., Ph.D.	5,735

Charles E. Golden	33,913	(2)

Pedro P. Granadillo	137,073	(3)

Karen N. Horn, Ph.D.	18,650

Kenneth L. Lay, Ph.D.	53,792	(4)

Gerhard N. Mayr	94,845	(5)

Franklyn G. Prendergast, M.D., Ph.D.	10,530

Kathi P. Seifert	8,621

Sidney Taurel	703,084	(6)

August M. Watanabe, M.D.	508,943	(7)

Alva O. Way	28,959

All directors and executive officers as a group (16 persons)	1,847,342

(1)	Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and sole investment power with respect to the shares shown in the table to be owned by that person. The shares shown do not include the following shares that may be purchased pursuant to stock options that are exercisable within 60 days of February 2, 2001: Mr. Golden, 260,000 shares; Mr. Granadillo, 326,058, shares; Mr. Mayr, 209,684 shares; Mr. Taurel, 735,000 shares; Dr. Watanabe, 212,620 shares; and all directors and executive officers as a group, 2,090,046 shares. The shares shown include, in the case of employees of the Company, shares credited to the accounts of the employees under the Savings Plan. In the case of nonemployee directors, the shares shown above include the following shares credited to the directors’ accounts under the Lilly Directors’ Deferral Plan: Dr. Beering, 20,833; Mr. Bischoff, 700; Mr. Fisher, 1,032; Dr. Gilman, 5,735; Ms. Horn, 16,595; Mr. Lay, 17,842; Dr. Prendergast, 10,530; Ms. Seifert, 6,089; and Mr. Way, 28,959. See page 14 for a description of that plan. No person listed in the table owns more than 0.0625 percent of the outstanding common stock of the Company. All directors and executive officers as a group own 0.164 percent of the outstanding common stock of the Company.

(2)	The shares shown for Mr. Golden include 682 shares credited to his account under the Savings Plan.

(3)	The shares shown for Mr. Granadillo include 17,375 shares credited to his account under the Savings Plan and 940 shares that are owned by a family foundation for which he is a director. Mr. Granadillo has shared voting power and shared investment power over the shares held by the foundation.

(4)	Mr. Lay has shared voting power and shared investment power with respect to 20,220 shares that are included in the table and are owned by a family partnership of which he is a partner.

(5)	The shares shown for Mr. Mayr include 8,885 shares credited to his account under the Savings Plan.

(6)	The shares shown for Mr. Taurel include 13,576 shares credited to his account under the Savings Plan.

(7)	The shares shown for Dr. Watanabe include 4,036 shares credited to his account under the Savings Plan.

Principal Holders of Stock

To the best of the Company’s knowledge, the only beneficial owners of more than 5 percent of the outstanding shares of the Company’s common stock are Lilly Endowment, Inc. (the “Endowment”) and FMR Corp. (the parent company of Fidelity Management & Research Company) and related parties. The following table sets forth information regarding this ownership:

	Number of Shares	Percent of
Name and Address	Beneficially Owned	Class

Lilly Endowment, Inc.	163,780,804	14.55
2801 North Meridian Street
Indianapolis, Indiana 46208

FMR Corp. and related parties	66,771,341	5.93
82 Devonshire Street
Boston, Massachusetts 02109

The Endowment’s holdings are shown as of February 2, 2001. The Endowment has sole voting and sole investment power with respect to its shares. The Board of Directors of the Endowment is composed of Mr. Thomas M. Lofton, Chairman; Mr. N. Clay Robbins, President; Otis R. Bowen, M.D.; Ms. Mary K. Lisher; Drs. William G. Enright and Earl B. Herr, Jr.; and Messrs. Daniel P. Carmichael, Eli Lilly II, and Eugene F. Ratliff. Each of the directors is a shareholder of the Company.

Information with respect to FMR Corp. and related parties is based on statements filed by those parties under Section 13 of the Securities Exchange Act of 1934 reporting shareholdings as of December 31, 2000. In addition to FMR Corp., related parties on the filing are Fidelity Management & Research Company, Edward C. Johnson 3d (Chairman of FMR Corp.), and Abigail P. Johnson (Director of FMR Corp.). The reporting persons have sole voting power with respect to 4,203,350 shares, shared voting power with respect to no shares, and sole investment power with respect to all 66,771,341 shares.

Items of Business To Be Acted Upon at the Meeting

Item 1. Election of Directors

Under the Company’s Articles of Incorporation, the Board of Directors is divided into three classes with approximately one-third of the directors standing for election each year. The term for directors elected this year will expire at the Annual Meeting of Shareholders held in 2004. Each of the nominees listed below has agreed to serve that term. If any director is unable to stand for election, the Board may, by resolution, provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute director.

The Board of Directors recommends a vote FOR each of the following nominees:

  Dr. Steven C. Beering
  Sir Winfried F. W. Bischoff
  Dr. Franklyn G. Prendergast
  Ms. Kathi P. Seifert

Biographical information about these nominees can be found on pages 5-6 of this Proxy Statement.

Item 2. Proposal To Ratify the Appointment of Principal Independent Auditors

The Board of Directors, on the recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP as principal independent auditors for the Company for the year 2001. In accordance with the Bylaws, this appointment is being submitted to the shareholders for ratification. Ernst & Young served as the principal independent auditors for the Company in 2000. Representatives of Ernst & Young are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. Those representatives will have the opportunity to make a statement if they wish to do so.

The Board of Directors recommends that you vote FOR ratifying the appointment of Ernst & Young LLP as principal independent auditors for 2001.

Item 3. Shareholder Proposal Regarding Pharmaceutical Pricing

The following shareholders have notified the Company that they intend to present the following proposal at the Annual Meeting: School Sisters of Notre Dame – Milwaukee Province, 13105 Watertown Plank Road, Elm Grove, WI 53122, beneficial owner of 100 shares; American Baptist Home Mission Society, P.O. Box 851, Valley Forge, PA 19482, beneficial owner of 800 shares; Catholic Health Initiatives, 1999 Broadway, Suite 2600, Denver CO 80202, beneficial owner of 17,100 shares; Catholic Healthcare West, 1700 Montgomery Street, Suite 300, San Francisco, CA 94111, beneficial owner of 13,600 shares; Charitable Trust of the Sisters of Mercy Regional Community of Detroit, 29000 Eleven Mile Road, Farmington Hills, MI 48336, beneficial owner of 1,700 shares; Mercy Consolidated Asset Management Program, 20 Washington Square North, New York, NY 10011, beneficial owner of 200 shares; and United Senior Action, 1920 West Morris Street, Suite 246, Indianapolis, IN 46221, beneficial owner of 4 shares.

The Board of Directors recommends a vote AGAINST this proposal.

DRUG PRICING RESOLUTION

WHEREAS:
Important as prescription drugs are, not everyone has access to them. Millions of Americans have inadequate or no insurance coverage for drugs;

Most people without drug coverage purchase their needed drugs at a retail pharmacy;

A Report prepared for the President by the Department of Health and Human Services (Prescription Drug Coverage, Spending, Utilization, and Prices, April 2000) found that:

  Individuals without drug coverage pay a higher price at the retail pharmacy than the total price paid on behalf of those with drug coverage.
  In 1999, excluding the effects of rebates, the typical cash customer paid nearly 15 percent more than the customer with third-party coverage. For a quarter of the most common drugs, the price difference between cash and third parties was even higher – over 20 percent.
  For the most commonly prescribed drugs, the price difference between cash customers and those with third-party coverage grew substantially larger between 1996 and 1999.

This same Report found that the markup added by the wholesaler, after purchase from the manufacturer, is “generally small, perhaps 2 – 4%.” (Ch. 3, p.101);

The literature cited in the Report suggests that pharmacy margins have been falling in recent years; (p. 103);

Pharmaceutical manufacturers spent $1.9 billion on advertising in 1999 – double the amount spent in 1997 (Business Week, May 22, 2000);

RESOLVED: Shareholders request the Board of Directors to:

  Create and implement a policy of price restraint on prescription drugs, utilizing a combination of approaches to keep drug prices at reasonable levels.
  Report to shareholders by September 2001 on changes in policies and pricing procedures for prescription drugs (withholding any competitive information, and at reasonable cost).

SUPPORTING STATEMENT

We suggest that the policy include a restraint on each individual drug and that it not be based on averages which can mask tremendous disparities: a low price increase for one compound and a high price increase for another; one price for a “favored customer” (usually low) and another for the retail customer (usually high).

We understand the need for ongoing research and appreciate the role that our company has played in the development of new medicines. We are also aware that the cost of research is only one determinant for the final price of a drug. Advertising is another significant company expenditure. Thus, we believe that price restraint can be achieved without sacrificing necessary research efforts.

Statement in Opposition to the Drug Pricing Resolution

We do not believe the proposed resolution is in the best interests of the Company or its shareholders. Ensuring that our products are fairly priced and that patients have access to them is a top concern and priority for us. However, the proposed resolution would do little to address these needs. Rather, it would arbitrarily constrain our ability to price our products to meet market conditions and potentially reduce revenues needed for research and development (R&D) and other critical activities. The proposal also diverts attention from what we believe is the real reason some patients have difficulty obtaining needed medicines – the lack of adequate insurance coverage for pharmaceuticals.

Product revenues fund the R&D efforts needed to bring new products to market. Successful R&D efforts not only ensure our financial success but also provide patients with innovative new pharmaceuticals that can save and improve lives. Since 1997, we have increased spending on R&D by about 50 percent. In 2000 alone, the Company spent more than $2 billion on R&D. These huge investments are needed, in part, because the odds of success are low. Scientists must test more than 5,000 molecules on average before they find a suit-

able candidate for human testing. Typically, only one in seven molecules tested in humans reaches the market. And, only 3 of 10 marketed products are likely to generate sufficient revenues to recoup the average investments needed to bring them to market.

We price our products in a manner that reflects a competitive marketplace and the value that the products deliver to patients and payers. From 1997 to 2000, the weighted average transaction price of our products in the United States increased by approximately 2.0 percent annually, well below the industry average and less than the increase in the consumer price index (2.6 percent) over the same period. Pricing flexibility is the key to unlocking the value of our huge investment in R&D and responding to a highly competitive, fast-changing business environment.

Prescription drugs are among the most cost-effective components of the health care system. Perceptions that drug prices are too high are driven largely by the fact that, because of insurance coverage, people generally pay a smaller percentage of the cost of other health care components. Insulin preserves life for less than a dollar a day. The world’s leading antidepressant costs about the same per day in the U.S. as a Big Mac® or a cup of Starbuck’s® coffee. Every day the average American spends 42 percent more on alcohol and 67 percent more on telephone costs than prescription drugs. Pharmaceuticals provide tremendous value for the money, and, when medically appropriate, society should encourage, not discourage, their use.

The proponents argue that prices an individual cash customer pays to a pharmacy are higher than the amount effectively paid to the pharmacy by an insurance company or other third-party payer. This is often true due to discounts the insurance company negotiates with the pharmacy and the drug manufacturer. Discounts are negotiated based on the ability to increase market share, not on mere volume or any arbitrary preference. Rather than hope that all customers, including even the wealthiest, ultimately receive a modest discount, those for whom drug costs are a burden would benefit far more from insurance coverage because only a small co-pay or deductible would be required. This is one reason we actively support legislative proposals to extend insurance coverage for pharmaceuticals, especially for seniors enrolled in Medicare.

We also continue to do our part to help make drugs available to those who need them. For example, through our Lilly Cares program, we donate millions of dollars of our products every year to help those who cannot otherwise afford them. In 1999 alone, our nearly $100 million worth of product donations helped rank Lilly as the eighth most generous company in the U.S., according to Worth magazine.

In the final analysis, however, we believe adequate insurance coverage is the only way to ensure that all patients have access to the miracles of modern medicines and that the research-based pharmaceutical industry can continue to discover, develop, and market products to address unmet medical needs.

The Board of Directors recommends a vote AGAINST the proposal.

Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance

Under Securities and Exchange Commission rules, our directors and executive officers are required to file with the Securities and Exchange Commission reports of holdings and changes in beneficial ownership of Lilly stock. We have reviewed copies of reports provided for the Company, as well as other records and information. Based on that review, we concluded that all reports were timely filed except that three reports of gifts of stock by Dr. Watanabe were inadvertently omitted from one filing. The filing was amended to include the gifts promptly after the omission was discovered.

Other Information Regarding the Company’s Proxy Solicitation

We will pay all expenses in connection with our solicitation of proxies. We will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold stock of the Company. We expect to solicit proxies primarily by mail, but directors, officers, and other employees of the Company may also solicit in person, or by telephone, telefax, or electronic mail. We have retained Georgeson and Co., Inc., to assist in the distribution and solicitation of proxies. Georgeson may solicit proxies by personal interview, telephone, telefax, mail, and electronic mail. We expect that the fee for those services will not exceed $17,000 plus reimbursement of customary out-of-pocket expenses.

By order of the Board of Directors,

Alecia A. DeCoudreaux
Secretary
March 5, 2001

Appendix

Audit Committee Charter

Purpose

The Audit Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: (1) the financial information which will be provided to the shareholders and others; (2) the systems of internal controls which management and the Board of Directors have established; and (3) the internal and external audit processes.

Composition

The Audit Committee shall consist of not less than three directors. All Committee members must meet the New York Stock Exchange definition of independence. At least one member of the Committee shall serve concurrently on the Public Policy Committee.

The Committee members shall be appointed for one-year terms at the annual meeting of the Board. The Board shall designate the Chairperson.

All Committee members shall be financially literate or must become financially literate within a reasonable period of time after appointment to the Committee. At least one member of the Committee must have accounting or related financial management expertise.

Administrative

The Committee shall meet not less than three times each year and shall report at the next Board meeting following each such Committee meeting.

Duties and Responsibilities

To fulfill its responsibilities and duties the Audit Committee shall:

1.	Annually review and reassess this charter.

2.	Create a clear understanding with management and the independent auditors that the independent auditors are ultimately responsible to the Audit Committee and the Board of Directors.

3.	After consultation with management, review and recommend to the Board of Directors the independent auditors to be selected, approve the compensation of the independent auditors, and review and approve the discharge of the independent auditors.

4.	Discuss the independence of the General Auditor and the independent auditors, including a review of management consulting services and related fees provided by the independent auditors, and any other matters included in the written disclosures required by the Independence Standards Board.

5.	After consultation with management, review and concur in the appointment, replacement, reassignment, or dismissal of the General Auditor.

6.	Prepare a report for inclusion in the Company’s annual proxy statement in accordance with Securities and Exchange Commission regulations.

7.

Review with management and the independent auditors the annual and, when practicable, the quarterly financial results before they are filed with the SEC or other regulators. Where it is not practicable for the full Committee to review the quarterly results, the results shall be reviewed with the Chair of the Audit Committee.

8.	Discuss with the independent auditors the auditor’s assessment of the quality, not just the acceptability, of the Company’s accounting principles as required by SAS No. 61.
9.

Consider, in consultation with the independent auditors and the General Auditor, the audit scope and plan of the independent auditors and the internal auditors; and the coordination of their activities.

10.

Provide an open avenue of communication between the independent auditors, the General Auditor, and the Board of Directors including sufficient opportunity for the independent auditors and the General Auditor to meet with the Audit Committee without members of management present.

11.	Consider and review with the independent auditors and the General Auditor:
	•	The independent auditors’ audit of the financial statements and their report thereof;
	•	The adequacy of the Company’s internal controls;
	•	Any related significant findings and recommendations of the independent auditors or the internal auditors together with management’s responses thereto; and
	•	Any difficulties encountered in the course of the audits, including any restriction on the scope of work or access to required information.
12.

Review policies and procedures with respect to officers’ expense accounts, including their use of corporate assets, and consider the results of any review of these areas by the General Auditor or the independent auditor.

13.	Inquire of management, the General Auditor, and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.
14.

Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee may retain independent counsel, auditors, or others to assist in the conduct of any investigation.

The Committee shall also undertake such additional activities within the scope of its primary functions as the Committee may from time to time determine.

Eli Lilly and Company		2001 Annual Meeting of Shareholders

Admission Ticket

Monday, April 16, 2001	Hilbert Circle Theatre	The Hilbert Circle Theatre is located on
11 a.m. (Indianapolis time)	45 Monument Circle	the southeast quadrant of Monument
	Indianapolis, Indiana	Circle in downtown Indianapolis.

This ticket will be required to		A reception (beverages only) will be
admit you to the meeting.		held from 9:30 to 10:45 a.m. in the
Please write your name and	____________________	theater lobby.
address and present this	Name
ticket when you enter the	____________________
theater.	Address
____________________
City, State, and Zip Code

Clip here

Complimentary Parking Pass	For complimentary parking, please place this pass on the dashboard of your car when entering the parking lot.
355 W. South Street

Monday, April 16, 2001

Parking will be available at 355 W. South Street, the parking lot south of South Street between Senate Avenue and Missouri Street (south of the RCA Dome). Enter the lot from South Street.

A shuttle service to the Hilbert Circle Theatre will be available at the parking lot between 9:15 and 10:45 a.m. Service from the theater to the parking lot will be available for 30 minutes following the end of the meeting.

9:30 a.m. – 1:00 p.m.

Eli Lilly and Company Lilly Corporate Center Indianapolis, Indiana 46285 www.lilly.com

ELI LILLY AND COMPANY
c/o IVS, P.O. BOX 17149
WILMINGTON, DE 19885

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Have this voting instruction card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE - (l-800-690-6903)
Use any touch-tone telephone to transmit your voting instructions. Have this voting instruction card in hand when you call. You will be prompted to enter your 12-digit Control Number which Is located below and then follow the simple instructions the Vote Voice provides you. If you vote by phone, your vote will not be applied pro rata to the Undirected Shares. If you wish to have your vote applied to the Undirected Shares, either vote via the Internet or return this voting instruction card.

VOTE BY MAIL -
Mark, sign and date this card and return it in the postage-paid envelope we’ve provided or return to Eli Lilly and Company, c/o IVS, Associates, Inc., P.O. Box 17149, Wilmington, DE 19885.

THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ELILLY	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THlS PORTiON ONLY

THIS VOTING INSTRUCTlON CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELI LILLY AND COMPANY

The Board of Directors has recommended to shareholders a vote FOR the following items (1, 2):
(1)	Election of Directors, each for a three-year term.		For Withhold For All All All Except	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.
	(01)	S. C. Beering	☐ ☐ ☐	_______________________________________________
	(02)	W. F. W. Bischoff
	(03)	F. G. Prendergast
	(04)	K. P. Seifert

	For	Against	Abstain
(2) Ratiication of the appointment by the Board of Directors of Ernst & Young LLP as principal independent auditors for 2001.	☐	☐	☐

The Board of Directors has recommended to shareholders a vote AGAINST the following item (3):	For	Against	Abstain

(3) Proposal by shareholders requesting the Company to implement a policy of price restraint on pharmaceuticals and to report	☐	☐	☐
to shareholders changes in policies and pricing procedures for pharmaceutical products.

In the Trustee’s discretion, upon other matters as may properly come before the meeting.

Please sign exactly as your name appears on this card. When signing in a representative capacity, please carefully state your capacity.

Signature(s) [PLEASE SIGN WlTHlN BOX] Date	Signature(s) Date

The Lilly Employee Savings Plan
Confidential Voting Instructions
To National City Bank, Indiana, Trustee

By signing on the reverse side or by voting by phone or Internet, you direct the Trustee to vote (in person or in proxy) as indicated on the front of this card the number of shares of Eli Lilly and Company Common Stock credited to your account under The Lilly Employee Savings Plan or an affiliated plan at the Annual Meeting of Shareholders to be held on April 16, 2001, at 11:00 a.m. (Indianapolis time), and at any adjournment thereof.

Also, unless you decline by checking the option box below, you direct the Trustee to apply this voting instruction pro rata (along with all other participants who provide voting instructions and do not decline as provided below) to shares of Common Stock held in the plans for which the Trustee receives no voting instructions (the “Undirected Shares"), except that shares formerly held in the Lilly Employee Stock Ownership Plan (PAYSOP) may only be voted upon the express instruction of the participants to whose accounts the shares are credited. For more information on the voting of the Undirected Shares, see the Proxy Statement.

Check here only if you decline to have your vote applied pro rata to the Undirected Shares.          ☐

These confidential voting instructions will be seen onIy by authorized representatives of the Trustee.

PLEASE MARK YOUR VOTES AND SIGN ON THE REVERSE SIDE OF THIS CARD

ELI LILLY AND COMPANY
c/o IVS, P.O. BOX 17149
WILMINGTON, DE 19885

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE - (1-800-690-6903)
Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which Is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL -
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Eli Lilly and Company, c/o IVS, Associates, Inc., P.O. Box 17149, Wilmington, DE 19885.

THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ELILY2	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THlS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELI LILLY AND COMPANY

The Board of Directors recommends a vote FOR the following items (1, 2):

(1)	Election of Directors, each for a three-year term.		For Withhold For All All All Except	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.
	(01)	S. C. Beering	☐ ☐ ☐	_______________________________________________
	(02)	W. F. W. Bischoff
	(03)	F. G. Prendergast
	(04)	K. P. Seifert

	For	Against	Abstain
(2) Ratification of the appointment by the Board of Directors of Ernst & Young LLP as principal independent auditors for 2001.	☐	☐	☐

The Board of Directors recommends a vote AGAINST the following item (3):	For	Against	Abstain

(3) Proposal by shareholders requesting the Company to implement a policy of price restraint on pharmaceuticals and to report to
shareholders changes in policies and pricing procedures for pharmaceutical products.	☐	☐	☐

Please sign exactly as name appears hereon. One joint owner may sign on behalf of the others. When signing in a representative capacity, please clearly state your capacity.

Signature (PLEASE SIGN WITHIN BOX) Date	Signature Date

The undersigned hereby appoints Ms. R. O. Kendall and Messrs. C. E. Golden and S. Laurel, and each of them, as proxies, each with full power to act without the others and with full power of substitution, to vote as indicated on the reverse side of this card all the shares of common stock of ELI LILLY AND COMPANY held in the name of the undersigned at the close of business on February 15, 2001, at the Annual Meeting of SharehoIders to be held on April l6, 2001, at 11:00 a.m. (Indianapolis time), and at any adjournment thereof, with all the powers the undersigned would have if personally present.

If thls card is properly executed and returned, the shares represented hereby will be voted. If a choice is specified by the shareholder, the shares will be voted accordingly. If not otherwise specified, the shares represented by this card will be voted for items 1 and 2, and against item 3 and, in the discretion of the proxy holders, upon such other matters as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors.

PLEASE MARK YOUR VOTES AND SIGN ON THE REVERSE SlDE OF THIS CARD